EXHIBIT 99.1

Barbara V. Scherer Named to ANSYS Board of Directors

Jacqueline C. Morby to Retire From ANSYS Board

PITTSBURGH, March 20, 2013 (GLOBE NEWSWIRE) -- ANSYS, Inc. (Nasdaq:ANSS) today announced that Barbara V. Scherer has accepted an appointment to the ANSYS Board of Directors effective April 26, 2013, and that Jacqueline C. Morby, a 19-year veteran of the ANSYS Board, will retire at the end of her current term.

Ms. Scherer is the former SVP, Finance & Administration and Chief Financial Officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers. In this position, she was responsible for all aspects of the company's financial management, as well as information technology, legal and investor relations. She retired from Plantronics in September 2012 after having served as CFO since joining in 1997. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles.

"Barbara's talent, experience and perspective will be most valuable in helping guide the ANSYS strategic and operational focus," said Peter J. Smith, executive chairman of ANSYS.

"The ANSYS vision is compelling on so many fronts. Simulation-Driven Product Development not only makes product development more efficient and predictable, it simultaneously and inherently fosters innovation. From a CFO's perspective, I can really appreciate the multiple elements of value ANSYS delivers," said Scherer. "I'm thrilled to join the Board and be part of the future at ANSYS."

Ms. Scherer received bachelors degrees from the University of California at Santa Barbara and an M.B.A. from the School of Management at Yale University.

Ms. Morby, the longest standing member of the ANSYS Board, will retire in May 2013 at the end of her current term.

"On behalf of our stockholders, customers, employees and my fellow Board members, I express our gratitude to Jacqui for her dedication and service to ANSYS over the last 19+ years. Her wealth of knowledge, business acumen and insight have contributed substantially to our success," said Mr. Smith.

About ANSYS, Inc.

ANSYS brings clarity and insight to customers' most complex design challenges through fast, accurate and reliable engineering simulation. Our technology enables organizations – no matter their industry – to predict with confidence that their products will thrive in the real world. Customers trust our software to help ensure product integrity and drive business success through innovation. Founded in 1970, ANSYS employs over 2,400 professionals, many of them experts in engineering fields such as finite element analysis, computational fluid dynamics, electronics and electromagnetics, and design optimization. Headquartered south of Pittsburgh, Pennsylvania, U.S.A., ANSYS has more than 70 strategic sales locations throughout the world with a network of channel partners in 40+ countries. Visit www.ansys.com for more information.

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Financial: ANSS-F

CONTACT: Investors: Annette Arribas, CTP
         724.514.1782
         annette.arribas@ansys.com
         Media: Jackie Mavin
         724.514.3053
         jackie.mavin@ansys.com